Exhibit 8.1

July 13, 2005

Nash-Finch Company

7600 France Avenue South, P.O. Box 355
Minneapolis, MN  55440-0355

Senior Subordinated Convertible Notes due 2035

Ladies and Gentlemen:

We have acted as special United States federal income tax counsel (“Special Federal Tax Counsel”) to Nash Finch Company, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3, as it may be amended (the “Registration Statement”), including the prospectus therein at the time the Registration Statement is declared effective (the “Prospectus”).  The Registration Statement relates to Senior Subordinated Convertible Notes due 2035 (the “Notes”) in an aggregate principal amount at maturity of $322,000,000 issued by the Company (as described in the Prospectus).  The Notes were sold subject to the terms and conditions set forth in the Purchase Agreement dated March 9, 2005 (the “Purchase Agreement”) among the Company, Deutsche Bank Securities Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce Fenner & Smith Incorporated (“Merrill Lynch”), and were issued pursuant to the terms of an Indenture (the “Indenture”), dated as of March 15, 2005, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In our capacity as Special Federal Tax Counsel, we have reviewed the Prospectus, the Purchase Agreement the Indenture and such other documents and corporate records as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed (the “Transaction Documents”). In this regard, we have assumed that all disclosures, representations and warranties in the Transaction Documents were true, correct and complete when made, and continue to be true correct and complete as of the date hereof, and that there has been, and will continue to be, full compliance with all agreements and covenants contained in the Transaction Documents.  Additionally, we have relied upon the statements of employees and representatives of the Company as to certain factual matters, and upon financial data, calculations and projections provided to us by Merrill Lynch, including the estimates of the net present value of all payments of contingent interest that may be made by the Company over the term of the Notes.

Based upon the foregoing, in reliance thereon and subject thereto, and based further upon the United States Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, administrative pronouncements of the United States Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date hereof (and all of which are subject to change, possibly on a retroactive basis), we are of the opinion that the discussions set forth in the Prospectus under the captions “Summary – The Notes – United States Federal Income Tax Considerations” and “Material United States Federal Income Tax Considerations,” insofar as such discussions constitute statements of United States federal income tax law or legal conclusions, subject to the limitations and conditions set forth therein, fairly summarize the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes to holders thereof.

No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the issuance of the Notes under state, local or non-United States tax laws, and the reasonableness of our assumptions relied upon by us in rendering our opinion above.  Moreover, this opinion is based upon current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any changes in such law or practice unless we are specifically retained to do so.  Furthermore, the conclusion set forth in this opinion of counsel is not binding upon the IRS or the courts, and no assurance can be given that the IRS will not take contrary positions upon an examination, or that a court will agree with such conclusions if litigated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.”

Very truly yours,

/s/ Shearman & Sterling LLP